Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This AGREEMENT made as of September 1, 2022 (the “Effective Date”), by and between SG BLOCKS, INC., having its principal office at 5011 Gate Parkway, Building 100, Suite 100, Jacksonville, Florida 32256 (hereinafter referred to as the “Company”), and Marc Brune, currently residing at 1100 Biscayne Boulevard, Apt. 301, Miami, Florida 33132 (hereinafter referred to as “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereof.

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth.

2. TERM. Executive’s employment shall commence as of the Effective Date and unless earlier terminated as provided herein, the initial term of this Agreement will be for a period of two (2) years, commencing on the date of this Agreement (the “Initial Term”); provided that thereafter this Agreement will be extended for additional one (1) year periods unless, no later than sixty (60) days prior to the expiration of the Initial Term or any such one (1) year extension period, as the case may be, either the Company or Executive provides notice to the other of its intent to terminate this Agreement upon the completion of the Initial Term or any such one (1) year extension period (the period of Executive’s employment by the Company under this Agreement will be referred to as the “Term”).

3. EXECUTIVE’S EMPLOYMENT WITH THE COMPANY. The Executive shall perform such duties and functions as the Director of Finance as set forth on Schedule A annexed hereto and as may be determined from time to time by the Company’s Chief Executive Officer, Paul Galvin (“CEO”), and following his or her appointment, if any, the Company’s Chief Financial Officer. Executive shall report to the Company’s CEO, and any other officer or director as determined by the CEO. During Executive’s employment with the Company, Executive agrees to: (i) devote substantially all of Executive’s time, energy, skill and best efforts to the performance of Executive’s job duties, as assigned by the Company, and to the business of the Company, and shall perform such duties as assigned by the Company – which duties may change from time to time – in a diligent, trustworthy, and business-like manner and in compliance with all applicable laws; (ii) use his reasonable best efforts to foster the Company’s interests; and (iii) comply with the Company’s existing and future policies, manuals and procedures as adopted and provided to Executive; provided that, in the event of any conflict between any such policy, manual or procedure and the provisions of this Agreement, the provisions of this Agreement shall control. While frequent travel may be required of Executive in Executive’s performance of Executive’s job duties for the Company, Executive’s primary work location shall be located in Miami, Florida. Executive shall not at any time during Executive’s employment with the Company: (a) work on any basis (including, without limitation, part-time or as an independent contractor) for a Competing Business (as defined in Section (a)); or (b) participate in any way in any other business that is not a Competing Business to the extent that such participation adversely affects Executive’s performance of Executive’s job duties for the Company or that may or does adversely affect the Company in any way.

4. COMPENSATION. As compensation for the services to be rendered by Executive here-under, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept, an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) payable in bi-weekly installments on the 15th and last day of each month, commencing on September 1, 2022. The Executive shall also be entitled to receive, and upon the approval of the Company’s board of directors the Company shall issue, a restricted stock grant (“RSUs”) under the Company’s Stock Incentive Plan, as amended, for Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock, vesting quarterly over two (2) years.

(a) Signing Bonus. The Company shall pay Executive a one-time signing bonus of Fifty Thousand Dollars ($50,000) on the Effective Date (the “Signing Bonus”), less payroll deductions and all required withholdings. If the Executive resigns from employment with the Company without Good Reason or the Company terminates the Executive’s employment for Cause, in each case prior to the first anniversary of the Effective Date, the Executive must repay to the Company a pro rata portion of the Signing Bonus representing the remainder of the period between the date of termination and the one year anniversary of the Effective Date. If any repayment is due to the Company pursuant to this Section 4, the Executive agrees that the amount of the repayment due is payable in full immediately via personal check or payroll deduction and the Executive agrees to permit the Company to deduct this amount from any monies or benefits due to the Executive including wages, bonuses, reimbursements and/or expenses and any remaining amounts are the Executive’s responsibility, payable via personal check immediately but in no event later than thirty (30) days of the Executive’s last day of employment with the Company.

5. ADDITIONAL COMPENSATION. The Executive shall be eligible for an annual discretionary bonus of up to twenty five percent (25%) of his annual salary payable in cash. Any bonus awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Company. The amount of any such bonus shall depend on the achievement by the Executive and/or the Company of certain objectives to be established by the Chief Executive Officer in consultation with the Executive, along with such other factors the Board and Compensation Committee deems relevant. Any such bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board of Directors of the Company or the Compensation Committee, which shall be obtained at the same time as the bonuses paid to other senior executive officers of the Company. The Company may also pay Executive such other additional compensation as may from time to time be determined by the Company.

6. EMPLOYEE BENEFITS. During the period Executive is employed hereunder, Executive shall be permitted to participate in all group health, hospitalization and disability insurance programs, pension plans and similar benefits that are now or may become available to similarly situated executives of the Company. During the period Executive is employed hereunder, Executive shall be entitled to vacations in accordance with the vacation policy of the Company.

7. REIMBURSEMENT OF EXPENSES. During the period Executive is employed hereunder, the Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses advanced or expended by Executive or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with its customary policies and practices; provided, however, that Executive shall not expend or incur any such expenses, individually or in the aggregate, in excess of Five Hundred Dollars ($500.00) without the prior approval of the Company.

8. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) The Executive’s employment hereunder may be terminated at any time upon written notice by the Company, upon the occurrence of any of the following events:

(i)	the death of Executive;

(ii)	the disability of Executive (as defined in paragraph (b)); or

(iii)	the determination that there is cause (as hereinafter defined) for such termination upon ten (10) days’ prior written notice to Executive.

(b) For purposes hereof, the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

(c) For purposes hereof, “cause” shall mean and be limited to: (i) Executive’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Executive’s performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred; (iii) Executive’s breach of any of the representations, warranties or covenants set forth in this Agreement; (iv) any act of fraud, misappropriation, embezzlement or dishonesty by Executive regarding any aspect of the Company’s business; or (v) Executive’s continuing, repeated, willful failure or refusal to perform his duties required by this Agreement, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of, provided further that if such breach is not curable, the Company need not provide Executive notice of such breach and wait any cure period before termination of Executive’s employment. Whether or not (i) an uncurable breach has occurred or (ii) “cause” shall exist in each case shall be determined by the Board of Directors of the Company in its sole discretion.

(d) The Executive’s employment hereunder, may also be terminated by the Company at any time upon thirty (30) days prior written notice, without cause.

(e) In the event that the Executive’s employment is terminated for cause, Executive will be entitled to only his accrued salary through the termination date and nothing more. In the event the Executive’s employment is terminated by the Company for any reason other than cause, Executive shall receive severance equal to six (6) months’ salary and benefits.

(f) Upon the termination of Executive’s employment with the Company for any reason whatsoever, Executive shall immediately return to the Company any and all originals and/or copies of the Company’s Confidential Information and/or any other information in his possession or control provided by or obtained from the Company, including information in the form of originals, paper copies, computer hard drives, computer disks, e-mails or any other similar or related electronic format. Executive acknowledges and agrees that such information will at all times remain the exclusive property of the Company and further acknowledges and agrees that he will be responsible for the safekeeping of any and all such information in his possession or control until it is returned to the Company.

(g) For purposes hereof, “Good Reason” will mean any of the following to which the Employee will not consent in writing: (a) a reduction in the Employee’s Base Salary; or (b) any material reduction in the Employee’s title, authority or responsibilities as Director of Finance.

9. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder.

10. NON-DISCLOSURE OF COMPANY INFORMATION. Executive acknowledges that during the course of his employment with the Company, Executive will have access to and acquire knowledge of Confidential Information (as defined below) relating to the Company, its business, finances, customers and prospective customers. Executive shall not, during the term of his employment with the Company or at any time thereafter, divulge Confidential Information belonging to or relating to the Company except to employees or agents of the Company entitled thereto, or use such information except to discharge his duties as an employee of the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all scientific information, technical information, patents, copyrights, trademarks, trade names, trade secrets, intellectual property, research and development, technologies, inventions, discoveries, designs, methods and processes, know-how, techniques, procedures, documentation, compositions, concepts, improvements, product specifications, ideas, samples, business plans, financial information, sales data, vendor information, sources of supply, customer lists, customer prospect lists, price lists, price quotations, computer programs and software, corporate books, business plans, training materials, employee lists, Company strengths and weaknesses, and Company advertising and marketing information (“Confidential Information”). This includes information in any form, including original documents, paper copies, electronic copies, computer disks, computer hard drives, summaries, transcriptions or replications made or acquired by Executive during his employment with the Company. Confidential Information does not include information which is available in the public domain and/or which can readily be obtained from a third party who is not bound by a confidentiality obligation.

11. NON-INTERFERENCE / NON-SOLICITATION. Executive agrees that, at all times during his employment with the Company and for a period of one (1) year thereafter (the “Non-Competition Period”), for any reason whatsoever, Executive shall not, directly or indirectly, by affirmative act or failure to act, on his own behalf or on behalf of another:

(a) become employed by, invest in, finance, advise, endorse, perform services for, or otherwise engage in any capacity with any individual, entity or business that provides the same or substantially similar services and products as the Company, including, without limitation, the provision of code-engineered cargo shipping containers for use in the construction industry (each, a “Competing Business”) anywhere in North America; provided, however, that (i) Executive shall be allowed to participate in real estate developments during the course of his employment as long as it does not conflict or interfere with his duties to the Company as set forth in this Agreement; and (ii) the ownership by Executive of any stock listed on any national securities exchange of any corporation conducting a Competing Business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Executive does not exceed two percent (2%) of the total outstanding stock of such corporation;

(b) attempt to cause, request or induce any client, customer, contractor, agent, supplier or other business associate of the Company with whom Executive had contact, or any person or entity who was a prospective client or customer of the Company with whom Executive had contact within the eighteen (18) month period just prior to the termination of Executive’s employment with the Company (“Company Customers”), to curtail, divert or cancel any business with the Company, or otherwise interfere in any way with the business, business relationships, contracts, business opportunities, or goodwill of the Company or do anything to adversely affect the business relationship between the Company and its accounts, suppliers, clients, customers and contractors; or

(c) solicit for employment, employ or otherwise induce or encourage any Company employee, agent or representative to terminate his/her employment or relationship with the Company, or do anything to adversely affect the relationship between the Company and any of its employees, agents or representatives.

Executive acknowledges that the restrictions contained in Sections 10 and 11, in view of the nature of the Company’s business and the Company’s Confidential Information and business goodwill, are reasonable and necessary to protect the Company’s legitimate business interests and goodwill. Executive shall be entitled to a 30-day cure period upon written notice by the Company of Executive’s breach of Sections 10 and 11 of this Agreement. In the event such breach is not cured by Executive within such 30-day period, Executive agrees that the Company shall be entitled to a temporary restraining order and injunctive relief, without the posting of bond, restraining Executive from the commission of any breach of Sections 10 and/or 11 and to recover the Company’s attorneys’ fees, witness fees, costs and expenses related to any breach or threatened breach of this Agreement or any action or proceeding brought relating to this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Sections 10 and/or 11 of this Agreement. If Executive violates any of the restrictions contained in Section 5, the Non-Competition Period will be tolled and will not run in favor of Executive, and the Company shall have no further obligations to Executive under this Agreement, until such time that Executive cures the violation to the satisfaction of the Company. If Executive, in the future, seeks or is offered employment, or any other position with a Competing Business, Executive agrees to inform the Competing Business, before accepting employment or any other position, of the existence of the restrictions in Sections 10 and 11. Further, before taking any employment or other position with any Competing Business during the Non-Competition Period, Executive agrees to give prior written notice to the Company of the name of such Competing Business. The Company shall be entitled to advise such Competing Business of the provisions of Sections 10 and 11 (including the provision of a copy of this Agreement) and to otherwise deal with such Competing Business to ensure that the provisions of Sections 10 and 11 are enforced and duly discharged.

12. OWNERSHIP OF INFORMATION, INVENTIONS, AND ORIGINAL WORKS. “Materials” means all ideas, inventions, works of authorship, concepts, processes, formulas, data, computer programs, improvements, discoveries, developments, designs, and techniques related to the Business or any current or planned line of business of the Company that are authored, conceived, or reduced to practice by Executive, either alone or jointly with others, during Executive’s employment with the Company. “Intellectual Property Rights” means patents, copyrights, trademarks, trade secrets, and moral rights. All Intellectual Property Rights in Materials shall be and shall remain owned by the Company and shall be Confidential Information. To the extent applicable, the Materials are to be considered works made for hire, as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Executive hereby irrevocably assigns and shall be deemed to have assigned to the Company all of Executive’s right, title and interest in and to any and all Materials, including any related Intellectual Property Rights, whether or not patentable or registrable under copyright or similar statutes. Executive recognizes that this Agreement does not require assignment of any Materials: (i) developed entirely on Executive’s own time; and (ii) developed without equipment, supplies, facility, trade secrets, or proprietary information of the Company. Executive will promptly and fully disclose to the Company any and all Materials at the time such Materials are first reduced to practice or first fixed in a tangible form. Executive will, at the Company’s expense, assist the Company to obtain and enforce United States and foreign Intellectual Property Rights relating to Materials. Executive will execute, verify and deliver documents and perform other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. All inventions and works of authorship, if any, patented or unpatented, registered or unregistered, that Executive made prior to the Effective Date that are not owned by the Company are listed on an attachment hereto (hereafter referred to as the “Prior Materials”). If no such list is attached, Executive represents that Executive does not own or possess any Prior Materials. Executive shall not use any Prior Materials in any manner in connection with the Business. If Executive incorporates Prior Materials owned by Executive, or in which Executive has an interest, into any Materials, the Company is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (directly or indirectly) license to make, have made, modify, use, sell, have sold, copy, distribute, create derivative works of, display, perform, and transmit such Prior Materials.

13. NON-DISPARAGEMENT. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great cost, time and effort. Therefore, Executive agrees that during Executive’s employment with the Company and after the termination of Executive’s employment for any reason, Executive will not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its current, past or future employees, officers, directors or owners or interfere in any way with the Company’s operations or any of the Company’s relationships with the Company’s employees, business partners, investors, vendors and/or independent contractors. This Section 13 does not prohibit Executive from providing truthful testimony, providing truthful information as legally required to do so, or participating in any governmental proceeding.

14. RIGHT TO INJUNCTION. The Executive recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Executive agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Executive to perform his agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

15. AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

16. GOVERNING LAW. All matters concerning the validity, construction, interpretation and performance under this Agreement shall be governed by the laws of the State of New York, without giving effect to any conflict of laws principles thereunder.

17. SEVERABILITY. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

18. NOTICES. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or sent by certified mail to the addresses set forth above or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of deliver of the mailing.

19. WAIVER OR BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

20. ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

21. ASSIGNMENT. This Agreement may not be transferred or assigned by either party with-out the prior written consent of the other party.

22. SURVIVAL. The termination of Executive’s employment hereunder shall not affect the enforceability of Sections 10, 11, 12, 13 and 14 hereof.

23. FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

24. HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

25. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SG BLOCKS, INC.		EXECUTIVE

By:	/s/ Paul Galvin	/s/ Marc Brune
Name:	Paul Galvin	Marc Brune
Title:	Chairman and CEO

SCHEDULE A

Duties of Director of Finance:

Oversee Accounting and Finance

Assist in HR Management

Oversee capital markets work and management

Contribute to IR, PR and corporate strategy

Assist in developing capital sources for SG Dev Co at the project level

Participate in platform wide business development